Exhibit 15

VERIFICATION OF CONVERSION AND WAIVER OF RIGHTS

Verification and Waiver made as of this 8th day of July, 2015 by and among Frank B. Silvestro (“Silvestro”), Ronald L. Frank (“Frank”) and Gerald A. Strobel (“Strobel”).

WHEREAS, Messrs. Silvestro, Frank and Strobel and the Trust U/L/W/T Gerhard J. Neumaier (the “Trust”) own shares of common stock of Ecology and Environment, Inc. (“E&E”), and

WHEREAS, Messrs. Silvestro, Frank and Strobel together with the late Gerhard J. Neumaier (Date of Death: October 23, 2013) did enter into a Stockholders’ Agreement dated May 12, 1970 as amended by Amendment No. 1 dated January 24, 2011 (collectively the “1970 Agreement”) restricting as among themselves the ability to transfer or sell any of the originally issued shares of E&E purchased by said stockholders at $0.03 each (now known as the Class B Common Stock), subject to a right of first refusal in the event that any of the signatories to the 1970 Agreement receive a bona fide offer to sale their shares of stock, and

WHEREAS, the Trust is the successor-in-interest to the late Gerhard J. Neumaier, and

WHEREAS, the Trust desires to sell 278,479 shares of Class B Common Stock of E&E to a third party free of the restrictions of the 1970 Agreement and the Trust has agreed to first convert the 278,479 shares of Class B Common Stock of E&E into an equal number of shares of Class A Common Stock as the third party is not a party to the 1970 Agreement, and

WHEREAS, the undersigned parties: (a) have verified that the conversion of the 278,479 shares of Class B Common Stock of E&E owned by the Trust into an equal number of shares of Class A Common Stock has occurred and (b) contingent upon said conversion, have agreed to waive their rights under the 1970 Agreement with respect to those 278,479 shares of Class B Common Stock.

NOW, THEREFORE, the undersigned signatories to this Verification and Waiver agree that, since the Trust has converted 278,479 Class B Common Stock of E&E into an equal number of shares of Class A Common Stock, they irrevocably waive any rights that they have or may have under the 1970 Agreement, including without limitation the right of first refusal under Section 1 (a) thereof and the right of offer under Section 1 (b) thereof for those shares. This Verification and Waiver may be executed in two or more counterparts, each of which shall be deemed to be an original, all of which together shall constitute one and the same Verification and Waiver.

IN WITNESS WHEREOF, we have hereunto set our hands and seals as of the date first written above.

Frank B. Silvestro	Ronald L. Frank

Gerald A. Strobel